Exhibit 99.1

News Release
NYSE: WMZ

Date:	Oct. 2, 2008
Williams Pipeline Partners L.P. Elects Third Independent Director
     TULSA, Okla. — Williams Pipeline Partners L.P. (NYSE: WMZ) has elected H. Brent Austin as a member of the general partner’s board of directors. He will serve on the board’s audit and conflicts committees.
     Austin, 53, is managing partner and chief investment officer of Alsamora L.P., a Houston-based private limited partnership with real estate and diversified equity investments. Prior to his current position, he was president and chief operating officer of El Paso Corporation, where he managed all non-regulated operations as well as all financial functions.
     He received his bachelor of arts summa cum laude in economics and a master of business administration in finance from the University of Texas at Austin.
     Austin joins Emmitt C. House, a partner with the Gonzalez Saggio & Harlan law firm of Chicago, and Stephen C. Beasley, a recently retired former president of El Paso Corporation’s Eastern Pipeline Group, as independent members on the board of directors for the general partner. The board also includes these directors who are affiliated with Williams (NYSE:WMB): Steven J. Malcolm, 60; Donald R. Chappel, 56; Phillip D. Wright, 53; and Rodney J. Sailor, 49.
About Williams Pipeline Partners L.P. (NYSE: WMZ)
Williams Pipeline Partners is a publicly traded master limited partnership that owns and operates natural gas transportation and storage assets. The general partner of Williams Pipeline Partners is Williams Pipeline GP LLC, which is a wholly owned subsidiary of Williams (NYSE: WMB). For more information, please visit
www.williamspipelinepartners.com. Go to http://www.b2i.us/irpass.asp?BzID=1589&to=ea&s=0 to join our e-mail list.

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332

Richard George
Williams (investor relations)
(918) 573-3679
This press release may include “forward-looking statements” as defined by federal law. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. Additional information about issues that could lead to material changes in performance is contained in the Partnership’s Form S-1 filed with the Securities and Exchange Commission.